                                                                   Exhibit 12.1


Hawk Corporation
Computation of Ratio of Earnings to Fixed Charges

                                                                                Historical
                                                         ............................................................

(Dollars in Thousands)
                                                                            Year Ended December 31,
                                                         ------------------------------------------------------------
                                                              1991        1992        1993        1994        1995
                                                         ------------------------------------------------------------
Pre-tax income (loss) from continuing
operations, including preferred stock dividend
requirement                                                    ($887)       $760      $2,689      $3,836      $2,285

Less: capitalized interest                                         0           0           0           0           0
                                                         ------------------------------------------------------------

                                                                (887)        760       2,689       3,836       2,285

Fixed Charges:
 Interest expense                                              3,530       2,903       2,654       3,267       7,323
 Amortization of deferred financing costs                        124         125         125         144         539
 Estimated interest portion of rentals                            31          17          17          26         215
 Preferred stock dividend requirement                            453         453         453         507         562
                                                         ------------------------------------------------------------

Total fixed charges                                            4,138       3,498       3,249       3,944       8,639
                                                         ------------------------------------------------------------

Earnings used in ratio computation                            $3,251      $4,258      $5,938      $7,780     $10,924
                                                         ============================================================

Ratio of Earnings to Fixed Charges                                          1.22        1.83        1.97        1.26

                                                                   Historical                        Pro Forma
                                                            .........................   .....................................
                                                                                                               Pro Forma
(Dollars in Thousands)                                           Nine Months Ended         Pro Forma          Nine Months
                                                                   September 30,           Year Ended            Ended
                                                            ------------------------      December 31,       September 30,
                                                                 1995        1996           1995 (a)            1996 (a)
                                                            ------------------------    -----------------   -----------------
Pre-tax income (loss) from continuing
operations, including preferred stock dividend
requirement                                                      $2,372       ($830)              $8,621               ($561)

Less: capitalized interest                                            0           0                    0                   0
                                                            ------------------------    -----------------   -----------------

                                                                  2,372        (830)               8,621                (561)

Fixed Charges:
 Interest expense                                                 4,432       7,321               14,050              10,108
 Amortization of deferred financing costs                           399         420                  897                 654
 Estimated interest portion of rentals                              130          81                  268                  81
 Preferred stock dividend requirement                               421         424                  562                 424
                                                            ------------------------    -----------------   -----------------

Total fixed charges                                               5,382       8,246               15,778              11,267
                                                            ------------------------    -----------------   -----------------

Earnings used in ratio computation                               $7,754      $7,416              $24,398             $10,706
                                                            ========================    =================   =================

Ratio of Earnings to Fixed Charges                                 1.44                             1.55

(a) To give effect to the increase in interest expense, amortization of deferred finance costs and interest portion of rentals due to the following: (i) the SKW and Hutchinson acquisitions, (ii) the sale of the Notes, and (iii) the completion of the other components of the Transactions.

(b) The ratio of earnings to fixed charges is determined by dividing the sum of earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs, taxes and a portion of rent expense representative of interest, by the sum of interest expense, amortization of deferred financing costs, a portion of rent expense representative of interest and preferred stock dividend requirements. The ratio of earnings to fixed charges is not meaningful for periods that result in a deficit. For the year ended December 31, 1991 and the nine months ended September 30, 1996, the deficit of earnings to fixed charges was $887 and $830, respectively. On a pro forma basis, the deficit of earnings to fixed charges was $561 for the nine months ended September 30, 1996.
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